As filed with the Securities and Exchange Commission on June 21, 2006
                                                     Registration No. 333-130966
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------


                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                          John Deere Receivables, Inc.

            (Exact name of Registrant as specified in their charters)


               NEVADA                                        36-3837230
    (State or other jurisdiction                          (I.R.S. Employer
 of incorporation or organization)                       Identification No.)


                                    Suite 600
                               1 East First Street
                               Reno, Nevada 89501
                                  775-786-5914
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                                  Marc A. Howze
                                 Deere & Company
                              One John Deere Place
                           Moline, Illinois 61265-8098
                                  309-765-5799
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:



   Stuart K. Fleischmann                                    Renwick D. Martin
  Shearman & Sterling LLP                                   Sidley Austin LLP
    599 Lexington Avenue                                    875 Third Avenue
  New York, New York 10022                              New York, New York 10022
                                   ----------
     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. |_|
      If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) of the Securities Act, check the following box. |_|

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the "Amendment") to the Registration Statement on Form S-3 of John Deere Receivables, Inc. (the "Registration Statement") is being filed for the sole purpose of updating the list of exhibits set forth in Part II, Item 16 of the Registration Statement and filing new Exhibits 1.1 and 25.1 and, accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission.




                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Items 16.    Exhibits

       1.1-     Form of Underwriting Agreement for the Notes
      +3.1-     Certificate of Incorporation of John Deere Receivables, Inc.
                (incorporated by reference to Exhibit 3.1 to registration
                statement on Form S-3 no. 333-87562)
      *3.2-     By-Laws of John Deere Receivables, Inc.
      +4.1-     Form of Indenture between the Trust and the Indenture Trustee
                (incorporated by reference to Exhibit 4.1 to registration
                statement on Form S-3 no. 33-99294)
      +4.2-     Form of Floating Rate Asset Backed Note issued by a Trust
                (included in Exhibit 4.1 hereto)
      +4.3-     Form of Trust Agreement between John Deere Receivables, Inc. and the Owner Trustee (incorporated by reference to Exhibit 4.3 to registration statement on Form S-3 no. 33-66922)
      +4.4-     Form of Certificate of Trust of John Deere Owner Trust
                (included in Exhibit 4.3 hereto)
      *5.1-     Opinion of Shearman & Sterling LLP with respect to legality

      *8.1-     Opinion of Shearman & Sterling LLP with respect to tax matters
      *8.2-     Opinion of Lane & Waterman LLP with respect to Iowa tax matters
     *23.1-     Consent of Shearman & Sterling LLP (included in Exhibits 5.1 and 8.1 hereto)
     *23.2-     Consent of Richards, Layton & Finger
     *23.3-     Consent of Lane & Waterman LLP (included in Exhibit 8.2 hereto)
       *24-     Powers of Attorney (included on signature pages)
      25.1-     Statement of Eligibility under the Trust Indenture Act of 1939 of the Indenture Trustee for John Deere Owner Trust (Form T-1)
     *99.1-     Form of Sale and Servicing Agreement among John Deere
                Receivables, Inc., John Deere Capital Corporation and the
                Owner Trustee
     +99.2-     Form of Purchase Agreement between John Deere Capital
                Corporation and John Deere Receivables, Inc. (incorporated by reference to Exhibit 99.2 to registration statement on Form S-3 no. 33-66922)

------------------------------
  +   Incorporated by reference
   *  Previously filed

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, reasonably believes that the security rating requirement for the asset-backed securities being registered on this form will be met by the time of the sale and has duly caused this Post Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Rock Island, State of Illinois, on June 20, 2006.

                                            JOHN DEERE RECEIVABLES, INC.
                                            (Registrant)

                                            By:

                                                      *
                                                    ----------------------------
                                                    Name: Michael J. Mack, Jr.
                                                    Title: President

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Michael J. Mack, Jr. his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement (including any pre-effective or post-effective amendment), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or other substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                   Signature                                      Title                             Date
------------------------------------------------  ------------------------------------------ -----------------

                       *                          Director, President, Treasurer,             June 20, 2006
------------------------------------------------  Principal Executive Officer, Principal
              Michael J. Mack, Jr.                Accounting Officer and Principal
                                                  Financial Officer

                       *                          Director and Secretary                      June 20, 2006
------------------------------------------------
                 Marc A. Howze

                       *                          Director and Vice President                 June 20, 2006
------------------------------------------------
                 David L. Evans

                       *                          Director and Vice President                 June 20, 2006
------------------------------------------------
                 John K. Lawson

/s/ Thomas C. Spitzfaden                          Director and Vice President                 June 20, 2006
------------------------------------------------
              Thomas C. Spitzfaden

                       *                          Director and Senior Vice President          June 20, 2006
------------------------------------------------
                James A. Israel


* The undersigned, by signing his name hereto, does hereby sign the Post Effective Amendment No. 1 to the Registration Statement on behalf of the above-indicated officer or director of the registrant pursuant to the Power of Attorney signed by such officer or director.



     By:      /s/ Michael J. Mack, Jr.
              ---------------------------------------

              Name:  Michael J. Mack, Jr.

              Title: Attorney-in-fact

                                 EXHIBIT INDEX


       1.1-     Form of Underwriting Agreement for the Notes
      +3.1-     Certificate of Incorporation of John Deere Receivables, Inc.
                (incorporated by reference to Exhibit 3.1 to registration
                statement on Form S-3 no. 333-87562)
      *3.2-     By-Laws of John Deere Receivables, Inc.
      +4.1-     Form of Indenture between the Trust and the Indenture Trustee
                (incorporated by reference to Exhibit 4.1 to registration
                statement on Form S-3 no. 33-99294)
      +4.2-     Form of Floating Rate Asset Backed Note issued by a Trust
                (included in Exhibit 4.1 hereto)
      +4.3-     Form of Trust Agreement between John Deere Receivables, Inc. and the Owner Trustee (incorporated by reference to Exhibit 4.3 to registration statement on Form S-3 no. 33-66922)
      +4.4-     Form of Certificate of Trust of John Deere Owner Trust
                (included in Exhibit 4.3 hereto)
      *5.1-     Opinion of Shearman & Sterling LLP with respect to legality
      *8.1-     Opinion of Shearman & Sterling LLP with respect to tax matters
      *8.2-     Opinion of Lane & Waterman LLP with respect to Iowa tax matters
     *23.1-     Consent of Shearman & Sterling LLP (included in Exhibits 5.1 and 8.1 hereto)
     *23.2-     Consent of Richards, Layton & Finger
     *23.3-     Consent of Lane & Waterman LLP (included in Exhibit 8.2 hereto)
       *24-     Powers of Attorney (included on signature pages)
      25.1-     Statement of Eligibility under the Trust Indenture Act of 1939 of the Indenture Trustee for John Deere Owner Trust (Form T-1)
     *99.1-     Form of Sale and Servicing Agreement among John Deere
                Receivables, Inc., John Deere Capital Corporation and the
                Owner Trustee
     +99.2-     Form of Purchase Agreement between John Deere Capital
                Corporation and John Deere Receivables, Inc. (incorporated by reference to Exhibit 99.2 to registration statement on Form S-3 no. 33-66922)

------------------------------
  +   Incorporated by reference
   *  Previously filed